Exhibit 99.3

June 11, 2015

ZAGG Announces Bradley J. Holiday as Chief Financial Officer

SALT LAKE CITY, June 11, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, today announced that Bradley J. Holiday has been appointed ZAGG’s Chief Financial Officer, effective July 13, 2015. Mr. Holiday is an accomplished global financial executive with a proven track record of success in the CFO role with leading consumer product companies.

Most recently Mr. Holiday, who has been a ZAGG Board member since 2012, served as CFO for Callaway Golf Company from 2000 until 2015, where he was instrumental in helping Callaway rebrand its name and lead a strategic transformation. In addition, Mr. Holiday was CFO of the Nike Golf Division from 1998 to 2000, and Nike’s retail division from 1995 to 1998 where he grew the division from $500 million to almost $1 billion in revenue.

"I am pleased to welcome Brad to the ZAGG management team. As a result of his almost three years as a ZAGG board member, we know Brad is an outstanding leader and brings experience in all aspects of accounting and finance,” stated Randy Hales, president and CEO of ZAGG.  “In his role at ZAGG, we expect that Brad will expand the use of analytics to improve the company’s performance, improve the rigor of cost management disciplines, and support our strategic growth objectives. In addition, his prior experience at large, multinational consumer retail companies will be particularly beneficial as we continue to expand our global distribution."

Mr. Holiday joined the ZAGG board of directors in August of 2012 and during his tenure served as the Audit Committee Chair. Effective July 13, 2015, Mr. Holiday will resign as chair and member of the Audit Committee and as a member of the Nominating and Governance Committee but will continue to serve on the Board of Directors until a replacement is appointed. Chairperson of the Board, Cheryl A. Larabee will become Audit Committee Chair upon Mr. Holiday’s resignation.

Brandon O’Brien has resigned his position as CFO effective June 11, 2015 with plans to retire. Mr. O’Brien is leaving the company on excellent terms. His resignation is not the result of any disagreement with ZAGG on matters relating to ZAGG’s operations, policies or practices.

"Brandon was instrumental in ZAGG becoming publicly traded in 2007, the company’s cross listing to Nasdaq in 2009, and leading the accounting and finance team over the past eight years," said Mr. Hales. "It has been a pleasure to work closely with Brandon and all of us extend our sincere appreciation for his contributions while at ZAGG."

For more information about ZAGG or any of their products, please visit ZAGG.com.

About ZAGG Inc:

ZAGG Inc (Nasdaq: ZAGG) and its subsidiaries (the "company") design, produce and distribute creative mobile accessory solutions. The company's three distinct brands -- ZAGG, iFrogz and InvisibleShield® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and InvisibleShield is the durable, scientifically formulated, protective product line. ZAGG Inc distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com or on Facebook, Twitter, Google+ and YouTube.

CONTACT: Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc